EXHIBIT 2.7

                      AGREEMENT AND PLAN OF REORGANIZATION

                            DATED AS OF JUNE 27, 1997

                                  BY AND AMONG

                      INNOVATIVE VALVE TECHNOLOGIES, INC.,

                             SVSI ACQUISITION INC.,

                          SOUTHERN VALVE SERVICE, INC.

                                       AND

                          THE STOCKHOLDERS NAMED HEREIN
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                      AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of June 27, 1997, by and among Innovative Valve Technologies, Inc., a Delaware corporation ("INVATEC"), SVSI Acquisition Inc., an Alabama corporation and a wholly owned subsidiary of INVATEC ("INVATEC Sub"), Southern Valve Service, Inc., an Alabama corporation (the "Company"), and the persons listed on the signature page hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                              PRELIMINARY STATEMENT

               The parties to this Agreement have determined it is in their best long-term interests to effect a business combination by means of a plan of reorganization providing for a Merger pursuant to which INVATEC Sub will merge with and into the Company on the terms and subject to the conditions set forth herein (that Merger being the "Acquisition"), which Acquisition will be consummated substantially concurrently with a public offering of shares of common stock of INVATEC;

               The parties understand that INVATEC may enter into other agreements similar to this Agreement (the "Other Agreements") for the acquisition by INVATEC of other entities (collectively, the "Other Acquired Businesses," and each of those entities, individually, an "Other Acquired Business"), which Other Agreements will be among those entities and their equity owners, INVATEC and subsidiaries of INVATEC;

               The parties further understand that the concurrent public offering of shares of INVATEC and the Acquisition will qualify as a Section 351 transaction in accordance with the Internal Revenue Code of 1986, as amended; and

               NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

               Paragraph 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Paragraph
1. Capitalized terms used in this Agreement and not defined below in this Paragraph 1 have the meanings assigned to them in the Preliminary Statement,
Article IX of the Uniform Provisions or the Special Provisions, as the case may be.

               "ABCA" means the Alabama Business Corporation Act.

               "ACQUIRED BUSINESS" means the Company.

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               "ACQUISITION CONSIDERATION" has the meaning specified in
        Paragraph 2(D).

               "CALCULATED VALUE" has the meaning specified in Schedule 2(D).

               "CEILING AMOUNT" means $3,000,000.

               "CLOSING" has the meaning specified in Paragraph 3.

               "CLOSING DATE" means the IPO Pricing Date or such other date as to which INVATEC and the Company may agree.

               "CLOSING MEMORANDUM" means the form of closing memorandum to be prepared by INVATEC and approved by the Company and the Stockholders (which approval will not be unreasonably withheld) for the Closing under this Agreement in which are included the forms of certificates of officers, opinions of counsel and certain other documents to be delivered at the Closing as provided in Article V of the Uniform Provisions.

               "COMPANY" means Southern Valve Service, Inc., an Alabama corporation.

               "COMPANY CAPITAL STOCK" means the Common Stock, par value $10.00 per share, of the Company.

               "CONTINGENT PAYMENT" has the meaning specified in Section 6.07 of the Uniform Provisions.

               "CONTINGENT PAYMENT DATE" means the date of the payment of the Contingent Payment, which date shall be determined by INVATEC and shall be within 60 days after the first anniversary of the Effective Time, subject to extension as set forth in Paragraph C(2) of Schedule 2(D).

               "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Jenkens & Gilchrist, Dallas, Texas.

               "COUNSEL FOR INVATEC AND INVATEC SUB" means Boyer, Ewing & Harris Incorporated, Houston, Texas.

               "CURRENT BALANCE SHEET" means the balance sheet of the Company as of January 31, 1997.

               "CURRENT BALANCE SHEET DATE" means January 31, 1997.

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               "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to INVATEC prior to the execution and delivery of this Agreement by INVATEC and INVATEC Sub in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company and the Stockholders herein or (b) it is confirmed that no exceptions are taken to the representations and warranties made by the Company and the Stockholders.

               "EBIT" means, for purposes of determining the EBIT Excess hereunder, the Company's earnings before interest, income taxes and extraordinary items, as determined in accordance with GAAP at the time EBIT is to be determined; provided, however, that EBIT is to be calculated only with respect to the business lines engaged in by the Company immediately prior to the IPO Closing Date to the extent it is generated by the business acquired by INVATEC in the Acquisition, notwithstanding the fact that the Company may, after the Merger (and subject to the limitations set forth in Section 6.07 of the Uniform Provisions) from time to time in the future be modified or changed through the addition of other businesses through merger, reorganization, restructuring or otherwise.

               "EBIT EXCESS" means an amount, to be determined in accordance with GAAP, equal to the product of (a) four multiplied by (b) the amount, if any, by which EBIT for the 12 month period commencing with the first full month following the IPO Closing Date exceeds $880,000.

               "EFFECTIVE DATE" means the IPO Closing Date.

               "EXECUTIVE EMPLOYMENT AGREEMENTS" means the Employment Agreements to be delivered at the Closing and entered into effective as of the Effective Date between the INVATEC Sub and each of Lee Jordan, Ralph Buffkin, Lee Roy Jordan and Clint Jordan substantially in the form of Exhibits A-1- A-4, respectively.

               "EXTENSION PAYMENT" means the cash payment of $100,000 payable by INVATEC to the Stockholders (to be allocated between the Stockholders in accordance with their Pro Rata Share) on or prior to August 31, 1997 in the event that the IPO Closing Date does not occur on or prior to August 31, 1997 and INVATEC desires to extend the IPO Closing Date Deadline as permitted under Section 11.01(a)(ii) of the Uniform Provisions, which Extension Payment will be applied to the cash consideration payable to the Stockholders under Schedule 2(D) in the event the IPO Closing Date occurs on or prior to October 31, 1997 or retained by the Stockholders as liquidated damages in the event the IPO Closing Date has not occurred on or prior to such date.

               "INITIAL FINANCIAL STATEMENTS" means (a) the balance sheets of the Company as of October 31, 1995 and 1996 and the related statements of operations and retained earnings for each of the Company's fiscal years in the three-year period ended October 31, 1996, and (b)

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        the Current Balance Sheet and the related statement of operations for the three months ended on the Current Balance Sheet Date, which the Company has delivered to INVATEC.

               "PRO RATA SHARE" of a Stockholder means: (a) 76% in the case of Lee Roy Jordan; and (b) 24% in the case of the Carl C. Jordan Irrevocable Trust (the "Jordan Trust").

               "PUBLICLY TRADED" means, with respect to the INVATEC Common Stock, that such security is (a) listed on a domestic securities exchange or (b) quoted on the Nasdaq National Market.

               "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement evidencing the Registration Rights of the Stockholders, to be delivered at the Closing in substantially the form of Exhibit B.

               "RESPONSIBLE OFFICER" means Lee Roy Jordan.

               "SPECIAL PROVISIONS" has the meaning specified in Paragraph 5.

               "SURVIVING CORPORATION" means the Company, which is to be designated in the Certificate of Merger as the surviving corporation of the Merger.

               "THRESHOLD AMOUNT" means $100,000.

               "UNIFORM PROVISIONS" has the meaning specified in Paragraph 4.

               Paragraph 2.   THE MERGER.

               (A) CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificate of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the Secretary of State of the State of Alabama.

               (B) THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the Effective Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 8:00 a.m., Houston, Texas time, on the Effective Date.

               (C) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (1) INVATEC Sub will be merged with and into the Company in accordance with the provisions of the ABCA, (2) INVATEC Sub will cease to exist as a separate legal entity, (3) the articles of incorporation of the Company will be amended to change the Company's authorized shares of capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (4) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the ABCA, (a) possess all the properties and rights, and be subject to all the restrictions, duties and obligations, of the Company

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and INVATEC Sub and (b) be governed by the laws of the State of Alabama, (5) the
Charter Documents of the Company then in effect (after giving effect to the amendment to the Company's articles of incorporation specified in clause (3) of this sentence) will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the articles of incorporation) or (b) their terms (in the case of the bylaws)) the Charter Documents of the Surviving Corporation, (6) the initial board of directors of the Surviving Corporation will be the persons named in Schedule 2(C), and those persons will hold the office of director of the Surviving Corporation, subject to the provisions of the applicable laws of the State of Alabama and the Charter Documents of the Surviving Corporation, and (7) the initial officers of the Surviving Corporation will be as set forth in Schedule 2(C), and each of those persons will serve in each office specified for that person in Schedule 2(C), subject to the provisions of the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

               (D) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

               (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (a) be converted into the right to receive, subject to the provisions of Paragraph 2(E), without interest, on surrender of the certificates evidencing those shares, the amount of cash and the number of whole and fractional shares of INVATEC Common Stock determined as provided in Schedule 2(D) (the "Acquisition Consideration"), (b) cease to be outstanding and to exist and (c) be canceled and retired;

               (2) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will (a) cease to be outstanding and to exist and (b) be canceled and retired; and

               (3) each share of the Common Stock, par value $1.00 per share, of INVATEC Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation and the shares of Common Stock of the Surviving Corporation issued on that conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Paragraph 2(E), without interest, the Acquisition Consideration and the additional cash, if any, owing with respect to those shares as provided in Paragraph 2(F).

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               (E)    DELIVERY, EXCHANGE AND PAYMENT.

               (1) At or after the Effective Time: (a) the Stockholders, as holders of certificates representing shares of Company Capital Stock, will, on surrender of those certificates to INVATEC (or any agent that may be appointed by INVATEC for purposes of this Paragraph 2(E)), receive, subject to the provisions of this Paragraph 2(E) and Paragraph 2(F), the Acquisition Consideration; and (b) until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this Paragraph 2(E), that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of INVATEC Common Stock included in the Acquisition Consideration payable in respect of that certificate pursuant to Paragraph 2(D). All shares of INVATEC Common Stock issuable in the Merger will be deemed for all purposes to have been issued by INVATEC at the Effective Time.

               (2) Each Stockholder will deliver to INVATEC (or any agent that may be appointed by INVATEC for purposes of this Paragraph 2(E)) on the Effective Date the certificates representing all the Company Capital Stock owned by that Stockholder, duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Person, and with all necessary transfer tax and other revenue stamps, acquired at that Person's expense, affixed and canceled. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock delivered by that Person.

               (3) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to INVATEC Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Capital Stock for which shares of INVATEC Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (a) on that surrender INVATEC will cause to be paid, to the Person in whose name the certificates representing such shares of INVATEC Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of INVATEC Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to Paragraph 2(F) and (b) at the appropriate payment date or as soon as practicable thereafter, INVATEC will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of INVATEC Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

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               (F) NO FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional shares of INVATEC Common Stock will be issued, and if any Stockholder would be entitled hereunder to receive a fractional share of INVATEC Common Stock but for this Paragraph 2(F), that Stockholder will be entitled hereunder to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to that Stockholder's fractional interest in a share of INVATEC Common Stock multiplied by the IPO Price.

               (G) COMPANY DEBT LIMITATION. The Stockholders shall cause the Company's total Indebtedness to be, immediately prior to the Closing Date and at the Effective Time (and after giving effect to the repayment by the Company of the net Indebtedness owed to the Stockholders by the Company, which net Indebtedness owed to the Stockholders will be $185,000), not more than $1,860,000. INVATEC may, at its sole option, waive the foregoing limitation on Indebtedness by using all or a portion of the cash portion of the Acquisition Consideration to repay any Company Indebtedness that is, immediately prior to the Effective Time, in excess of $1,860,000, and the cash portion of the Acquisition Consideration to be paid hereunder shall be reduced by the amount of such repayment.

               Paragraph 3. THE CLOSING. On or before the Closing Date, the parties hereto will take all actions (other than those actions required or contemplated to take place on the IPO Closing Date) necessary to (A) effect the Acquisition (including, as permitted by the ABCA, (i) the execution of Certificates of Merger, which will be subject to approval of counsel to the Company, which approval will not be unreasonably withheld, (a) meeting the requirements of the ABCA, (b) providing that the Merger will become effective on the Effective Date and (ii) the transmitting for filing of those Certificates of Merger with the Secretary of State of the State of Alabama), (B) verify the existence and ownership of the certificates evidencing the Company Capital Stock to be exchanged for the Acquisition Consideration pursuant to Paragraph 2(E) and
(C) satisfy the document delivery requirements on which the obligations of the parties to effect the Acquisition and the other transactions contemplated hereby are conditioned by the provisions of Article V of the Uniform Provisions (all those actions collectively being the "Closing"). The Closing will take place at the offices of Boyer, Ewing & Harris Incorporated, Nine Greenway Plaza, #3100, Houston, Texas 77046 at 10:00 a.m., Houston time, or at such later time on the Closing Date as INVATEC shall specify by written notice to Lee Roy Jordan. The actions taken at the Closing will not include the delivery of the Company Capital Stock to INVATEC Sub or the payment of the Acquisition Consideration to the Stockholders. Instead, on the IPO Closing Date, the Company Capital Stock will be surrendered in exchange for the Acquisition Consideration (with the cash portion of the Acquisition Consideration being paid by wire transfer pursuant to instructions delivered to INVATEC by the Stockholders prior to Closing or, in the absence of such instructions, an INVATEC check), and all transactions contemplated by this Agreement to be closed, delivered or completed on or before the IPO Closing Date, including the delivery of Executive Employment Agreements and the grant of options to purchase an aggregate of 50,000 shares of INVATEC Common Stock at the IPO Price, will be closed, delivered and completed, as the case may be. At the IPO Closing Date, INVATEC shall also purchase all of the stock of 55 Leasing & Sales, Inc. ("Leasing Company"),

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under the terms of the Agreement attached as Exhibit C hereto, for aggregate consideration consisting of the assumption of approximately $248,000 in Leasing Company debt and the transfer of three motor vehicles and $30,000 in cash to the stockholders of Leasing Company.

               Paragraph 4. INCORPORATION OF UNIFORM PROVISIONS. (A) The Innovative Valve Technologies, Inc. Uniform Provisions for Business Combinations attached hereto as Annex 1 (the "Uniform Provisions") hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein (except as otherwise expressly set forth in this Paragraph 4).

               (B) The introductory paragraphs to Articles I and II shall be amended hereby to provide that the representations and warranties made by the Stockholders are made severally by each Stockholder and not jointly. Additionally, the representations and warranties made by the Stockholders in Sections 1.03(a), 2.03(c)(i)(B), 2.03(c)(iv) and (d), Sections 2.15, 2.25 and
2.27(g) of the Uniform Provisions shall be deemed to be made solely to the knowledge of the Stockholders. For purposes of such representations and warranties "knowledge" shall mean any matters of which the Person making such representation or warranty has actual knowledge and, in the case of an officer or director of the Company, such Person shall also be imputed to have knowledge of such things of which he would reasonably be expected to have knowledge based upon his position and responsibilities with the Company. For purposes of such representations and warranties "knowledge of the Company" shall mean only matters of which any of the executive officers and directors of the Company have knowledge. In addition, to the extent that a factual disclosure is made in the Disclosure Statement with respect to one or more specified representations or warranties (the "Specified Representations and Warranties") set forth in the Uniform Provisions or this Agreement and the factual disclosure set forth therein is relevant to one or more other representations and warranties in the Uniform Provisions or this Agreement (the "Other Representations and Warranties") such factual disclosure shall not be required to be repeated by the Stockholders or the Company and shall be deemed to have been made with respect to such Other Representations and Warranties to the extent that the facts set forth in the Disclosure Statement with respect to the Specified Representations and Warranties would reasonably alert INVATEC as to the potential applicability or relevance of such factual disclosure to the Other Representations and Warranties.

               (C) The Parties also acknowledge that the Company does not have any subsidiaries or multi-employer pension plans and that any references thereto in the Uniform Provisions are inapplicable.

               (D) Paragraph (c) of Section 3.04 of the Uniform Provisions is hereby amended in its entirety to read as follows:

               (c) All shares of INVATEC Common Stock and Newco Common Stock outstanding immediately prior to the Effective Time, and all shares of INVATEC Common Stock to be issued pursuant to Paragraph 2 (whether issued at the Effective

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        Date or as Contingent Consideration), when issued, (i) will have been duly authorized and validly issued in accordance with the DGCL and their issuer's Charter Documents and (ii) will be fully paid and nonassessable. None of the shares of INVATEC Common Stock to be issued pursuant to Paragraph 2 (whether issued at the Effective Date or as Contingent Consideration) or Newco Common Stock will, when issued, have been issued in breach or violation of (i) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (ii) the terms of any of its Derivative Securities then outstanding.

               (E) Article III of the Uniform Provisions hereby is amended by adding thereto the following Section 3.08.

               3.08. DISCLOSURE TO STOCKHOLDERS. INVATEC has furnished the Stockholders with a draft dated June 23, 1997 of the Registration Statement (the "Draft Registration Statement"). The Draft Registration Statement has been and the Registration Statement will be prepared in substantial compliance with the Requirements of Form S-1 promulgated by the SEC under the Securities Act (as such terms are defined in the Uniform Provisions). As of the date of this Agreement and subject to completion of the blank information to be completed therein, the Draft Registration Statement does not, and as of the Closing Date and IPO Closing Date the Registration Statement will not, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (F) INVATEC acknowledges that it has as of the date of this Agreement completed the due diligence upon which it has determined the Acquisition Consideration and determined to consummate the Acquisition. INVATEC acknowledges that the obligations of the Company under Section 4.01 are to enable INVATEC to fulfill its disclosure obligations under the Securities Act and the Exchange Act in connection with the IPO and that, absent a material breach of the representations or warranties or covenants or agreements set forth in the Agreement, INVATEC shall have no right to terminate the Agreement based upon information provided under Section 4.01.

               (G) The following sentence is added to the end of Paragraph (a) of Section 4.01:

        INVATEC hereby indemnifies, holds harmless and agrees to defend the Company for all losses, costs or expenses, including but not limited to attorneys' fees, relating to physical damage or injury to any persons or property caused by INVATEC's or its

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        Representatives' inspections of, or access to, such sites and properties and any costs and expenses incurred by INVATEC in conducting such inspections.

               (H) Paragraph (b) of Section 4.01 and Paragraphs (b), (c), (d),
(f) and (g) of Section 4.02 of the Uniform Provisions are modified to provide that the Company and the Stockholders will use "reasonable commercial efforts" to fulfill their obligations set forth in such Paragraphs instead of any other standard set forth in those Paragraphs.

               (I) Section 4.07 is hereby amended in its entirety to read as follows:

               Section 4.07. SUPPLEMENTAL INFORMATION. (a)Each of the Company and the Stockholders agrees that, with respect to the representations and warranties of that party contained in this Agreement, that party will have the continuing obligation (except to the extent otherwise provided in Section 4.07) until the Effective Time to provide INVATEC promptly with such additional supplemental Information (collectively, the "Supplemental Information"), in the form of (a) amendments to then existing Schedules or Sections of the Disclosure Statement or (b) additional Schedules or Sections of the Disclosure Statement, as would be necessary, in the light of the circumstances, conditions, events and states of facts then known to the Company or any Stockholder, to make each of those representations and warranties true and correct as of the Closing and on the IPO Closing Date. For purposes only of determining whether the conditions to the obligations of INVATEC and Newco which are specified in Section 5.03 have been satisfied, the Schedules and the Disclosure Statement as of the Closing and on the IPO Closing Date shall be deemed to be the Schedules and the Disclosure Statement as of the date hereof as amended or supplemented by the Supplemental Information provided to INVATEC prior to the Effective Time pursuant to this Section 4.07; provided, however, that if the Supplemental Information so provided discloses the existence of circumstances, conditions, events or states of facts which, in any combination thereof, have had, are having or will have a Material Adverse Effect, INVATEC will be entitled to terminate this Agreement pursuant to Section 11.01(a)(iv); and provided, further, that if INVATEC is entitled to terminate this Agreement pursuant to Section 11.01(a)(iv), but elects not to do so, it will be entitled to treat as INVATEC Unindemnified Losses or INVATEC Indemnified Losses (which treatment will not prejudice the right of any Stockholder under Section 6.05 or Article VII, as applicable, to contest Damage Claims made by INVATEC in respect of those INVATEC Unindemnified Losses or INVATEC Indemnified Losses), as applicable, all Damages to the Acquired Business which are attributable to the circumstances, conditions, events and states of facts first disclosed herein after the date hereof in the Supplemental Information.

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        (b) INVATEC agrees that, with respect to the representations and warranties of INVATEC contained in this Agreement, that INVATEC will have the continuing obligation (except to the extent otherwise provided in Section 4.07) until the Effective Time to provide the Company and the Stockholders with such additional supplemental Information (collectively, the "INVATEC Supplemental Information"), in the form of all pre-effective and post effective amendments to the Registration Statement promptly after filing thereof with the SEC. If the Company or the Stockholders are entitled to terminate this Agreement or not close pursuant to Sections 5.02 or 11.01(a)(iii), but elect not to do so, or if there is a breach of INVATEC's representations or warranties occurring at or after the Closing and prior to the IPO Closing, the Stockholders will be entitled to treat as Stockholder Unindemnified Losses or Stockholder Indemnified Losses (which treatment will not prejudice the right of INVATEC under Section 6.05 or Article VII, as applicable, to contest Damage Claims made by the Company or the Stockholders respect of those Stockholder Unindemnified Losses or Stockholder Indemnified Losses), as applicable, all Damages which are attributable to the circumstances, conditions, events and states of facts first disclosed herein after the date hereof in the INVATEC Supplemental Information.

               (J) Sections 4.10, 4.11 and 6.04 of the Uniform Provisions are hereby deleted.

               (K) A new Section 4.13 is hereby added to Article IV of the Uniform Provisions which shall read as follows:

               Section 4.13. Removal of Guaranties. No later than five business days after the IPO Closing Date, INVATEC will cause the Stockholder Guaranties, if any, listed in Section 4.13 of the Disclosure Statement, to be terminated. INVATEC will indemnify and hold harmless each Stockholder from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys' fees) that such Stockholder may sustain, suffer or incur and that result from or arise out of or relate to such Stockholder Guaranties.


               (L) Subparagraph (ii)(B)(4) of Section 5.02 of the Uniform Provisions is hereby amended in its entirety to read as follows:

               (4) the Registration Rights Agreement duly executed and delivered by INVATEC and the Executive Employment Agreements duly executed by INVATEC Sub; and

               (M) Section 5.03 of the Uniform Provisions is hereby amended as follows:

                (1) Subparagraph (a)(ii)(A) of Section 5.03 of the Uniform Provisions is amended in its entirety to read as follows:

                      (A) REPRESENTATIONS AND WARRANTIES. All the
               representations and warranties of the stockholders and the Company in Articles I and II and in the Special Provisions, if any, shall be true and correct in all material respects as of the Closing as though made at that time.

               (2) Subparagraph (a)(ii)(B)(1) of Section 5.03 of the Uniform Provisions is amended in its entirety to read as follows:

                      (1) a Company officer's certificate, signed by a
               Responsible Officer, respecting (i) the representations and warranties of the Stockholders and the Company in Articles I and II and in the Special Provisions, if any, (ii) compliance with the covenants of the Stockholders and the Company in Article IV, and (iii) for the period beginning on the last date for which the Company's financial information was provided by the Company to INVATEC prior to the execution of this Agreement and ending on the Closing Date, the material conformity of operations of the Company with all the budgets and projections furnished to INVATEC by the Company or the Stockholders, and in the form thereof attached as an exhibit to the Closing Memorandum;

               (3) A new Paragraph (C) is added to Section 5.03(a)(ii) of the Uniform Provisions which shall read as follows:

                      (C) At least fifteen days prior to Closing unaudited
               financial statements (the "Interim Financial Statements") dated as of June 30, 1997, subject to review and approval by INVATEC, which shall reflect net book value of at least the amount set forth in the Current Balance Sheet.

                (4) Paragraph (b) of Section 5.03 is hereby amended in its entirety to read as follows:

                       (b) The obligations of INVATEC and Newco with respect to
               the actions to be taken on the IPO Closing Date are subject to
               (i) the satisfaction on that date of all the conditions set forth in Section 5.01(b), if any, and (ii) the condition that all the representations and warranties of the Stockholders and the Company in Articles I and II and the Special Provisions, if any, shall be true and correct in all material respects as of the IPO Closing Date as though made on that date.

               (N) Sections 6.05 and Subsection 6.06(a) of the Uniform Provisions shall be amended in their entirety to read as follows:

               Section 6.05. SURVIVAL OF REPRESENTATIONS AND WARRANTIES Notwithstanding any investigation at any time made by or on behalf of any party hereto, the representations and warranties set forth in Articles I and II and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Effective Time until the day that is eighteen months from the Effective Time, whereupon they will terminate and expire, except as follows (i) the representations and warranties of the Stockholders which relate expressly or by necessary implication to the environment or Environmental Laws will survive for three years from the Effective Time and then terminate and expire, (ii) the representations and warranties of the Stockholders with respect to Taxes, ERISA or the Governmental Requirements referred to in clause (iii) of Section 7.02(a) shall survive for the duration of the applicable statute of limitations (including all periods of extension and tolling) and then terminate and expire, and (iii) the representations and warranties of the Company will terminate and expire at the Effective Time. The representations and warranties of INVATEC set forth in Article III shall survive for two years following the Effective Date and thereafter terminate or expire, except that any representations and warranties that would relate to a claim by any of the Stockholders against INVATEC under Section 3.08 shall survive for the duration of the applicable statute of limitations (including all periods of extension and tolling) relating to claims made under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and then terminate and expire.

               Section 6.06. LIMITATIONS ON DAMAGE CLAIMS. (a) In the event INVATEC should have any Damage Claim hereunder following the Effective Time against any Stockholder which does not involve an INVATEC Indemnified Loss (each such Damage Claim not involving an INVATEC Indemnified Loss being an "INVATEC Unindemnified Loss"), that Stockholder will not be liable to INVATEC on account of that INVATEC Unindemnified Loss unless the liability of that Stockholder in respect of that INVATEC Unindemnified Loss, when aggregated with the liability of that Stockholder in respect of the sum of (i) his Pro Rata Share of all INVATEC Unindemnified Losses and (ii) his Pro Rata Share of all INVATEC Indemnified Losses under Sections 7.02(a) and 7.02(b), exceeds, and only to the extent the aggregate amount of all those INVATEC Unindemnified Losses and INVATEC Indemnified Losses does exceed, his Pro Rata Share of the Threshold Amount. In no event shall the aggregate liability of the Stockholders under this Agreement, including Sections 7.02(a) and 7.02(b), exceed the Ceiling Amount or the aggregate liability of each Stockholder under this Agreement, including Sections 7.02(a) and

        7.02(b), exceed that Stockholder's Pro Rata Share of the Ceiling Amount. Also, notwithstanding any other provisions of this Agreement or the Uniform Provisions, the beneficiaries of the Jordan Trust shall not have any liability under this Agreement beyond the amount of any Acquisition Consideration distributed to such beneficiaries. For purposes of determining the amount of INVATEC Unindemnified Losses and INVATEC Indemnified Losses, no effect will be given to any resulting Tax benefit to INVATEC or any other INVATEC Indemnified Party.

               (O) Article VI of the Uniform Provisions hereby is amended by adding thereto the following Section 6.07, which will read in its entirety as follows:

               Section 6.07. CONTINGENT PAYMENT. Subject to the terms and conditions of this Agreement, on the Contingent Payment Date, each Stockholder will receive his Pro Rata Share of the number of whole shares of INVATEC Common Stock and/or cash determined as provided in
        Schedule 2(D) of this Agreement (the "Contingent Payment"). INVATEC agrees that during the twelve months following the Effective Date it will not make, or allow to be made, any material change in the Acquired Business which could reasonably be expected to reduce the amount of the Contingent Payment (including, without limitation, incorporation of an acquisition or other material operations into the Acquired Business, a change in key management, or diversion of key management of the Company to other INVATEC projects), without prior consultation with the Stockholders and the mutual agreement of the Stockholders and INVATEC and as to an equitable adjustment of the threshold for determination of EBIT Excess of the Acquired Business, so as to ensure that the Contingent Payment is not reduced by any such material change in the Acquired Business without the express agreement of the Stockholders.

               (P) Section 7.01 of the Uniform Provisions is hereby amended in its entirety to read as follows:

               Section 7.01. IN RESPECT OF REPRESENTATIONS AND WARRANTIES. After a representation and warranty has terminated and expired as provided in
        Section 6.05, no indemnification will or may be sought pursuant to this
        Article VII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VII to indemnification on the basis of that representation and warranty prior to its termination and expiration. In the case of each representation and warranty that will terminate and expire as provided in Section 6.05, no claim presented in writing for indemnification pursuant to this
        Article VII on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

               (Q) Section 7.02 of the Uniform Provisions is hereby amended in its entirety to read as follows:

               Section 7.02. INDEMNIFICATION OF INVATEC INDEMNIFIED PARTIES. (a) Subject to the applicable provisions of Sections 7.01 and 7.06, the Stockholders covenant and agree that they, severally and not jointly, will indemnify each INVATEC Indemnified Party against, and hold each INVATEC Indemnified Party harmless from and in respect of, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of the Stockholders or the Company set forth herein (other than in Article
        I) or in certificates delivered in connection herewith (other than in respect of certificates relating only to the representations and warranties in Article I), (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company under this Agreement or (iii) any liability under the Securities Act, the Exchange Act or other applicable Governmental Requirement which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating to the Company and the Company Subsidiaries, or any of them, which is (1) provided in writing to INVATEC or its counsel by the Company or the Stockholders and (2) contained in any preliminary prospectus relating to the IPO, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, and not corrected by the Stockholder or the Company after the Company or such Stockholder has been given a reasonable opportunity to review such preliminary prospectus or other documentation, or (B) any omission or alleged omission to state therein a material fact relating to the Company and the Company Subsidiaries, or any of them, required to be stated therein or necessary to make the statements therein not misleading, and not provided to INVATEC or its counsel by the Company or the Stockholders after the Company or the Stockholders have been given a reasonable opportunity to review such preliminary prospectus or other documentation or furnish such information (each such Third Party Claim and each Third Party Claim described in Section 7.02(b) being an "INVATEC Indemnified Loss").

               (b) Each Stockholder, severally and not jointly with any other Person, covenants and agrees that he will indemnify each INVATEC Indemnified Party against, and hold each INVATEC Indemnified Party harmless from and in respect of, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of that Stockholder solely as to that Stockholder set forth in Article I or in certificates delivered by that Stockholder and relating to those representations and warranties,
        (ii) any nonfulfillment of any several, and not joint and several, agreement on the part of that Stockholder under this Agreement or (iii) any liability under the Securities Act, the

        Exchange Act or other applicable Governmental Requirement which arises out of or is based on (A) any untrue statement or alleged untrue statement of a material fact relating solely to that Stockholder which is (1) provided in writing to INVATEC or its counsel by that Stockholder and (2) contained in any preliminary prospectus relating to the IPO, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto and not corrected by the Stockholder or the Company after the Company or such Stockholder has been given a reasonable opportunity to review such preliminary prospectus or other documentation, or (B) any omission or alleged omission to state therein a material fact relating solely to that Stockholder required to be stated therein or necessary to make the statements therein not misleading, and not provided to INVATEC or its counsel by that Stockholder after the Company or such Stockholder has been given a reasonable opportunity to review such preliminary prospectus or other documentation or furnish such information.

               (R) Section 7.05 and Paragraph (a) of Section 7.06 of the Uniform Provisions are hereby amended in their entirety to read as follows:

               Section 7.05. REMEDIES NOT EXCLUSIVE. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against any other party, either at law or in equity, provided that any damages by reason of such remedies shall be limited as provided in Sections 6.05, 6.06, 7.01, 7.02 and 7.06 of the Uniform Provisions.

               Section 7.06. LIMITATIONS ON INDEMNIFICATION. (a) Notwithstanding the provisions of Sections 7.02(a) and (b), no Stockholder shall be required to indemnify or hold harmless any of the INVATEC Indemnified Parties on account of any INVATEC Indemnified Loss under Sections 7.02(a) and (b) unless the Pro Rata Share of liability of that Stockholder in respect of that INVATEC Indemnified Loss, when aggregated with the liability of that Stockholder in respect of the sum of his Pro Rata Share of (i) all INVATEC Unindemnified Losses and (ii) all INVATEC Indemnified Losses under Sections 7.02(a) and 7.02(b), exceeds, and only to the extent the aggregate amount of his Pro Rata Share of all those INVATEC Unindemnified Losses and INVATEC Indemnified Losses does exceed, his Pro Rata Share of the Threshold Amount. In no event shall (i) the aggregate liability of the Stockholders under this Agreement, including Sections 7.02(a) and 7.02(b), exceed the Ceiling Amount or (ii) the aggregate liability of each Stockholder under this Agreement, including Sections 7.02(a) and 7.02(b), exceed that Stockholder's Pro Rata Share of the Ceiling Amount. In addition, to the extent that INVATEC is entitled to any indemnity hereunder from the Stockholders, the Stockholders shall be entitled to surrender to INVATEC shares of INVATEC Common Stock in lieu of cash, such INVATEC Common Stock to be valued at the Calculated Value determined on the last trading day immediately prior to the date of surrender of such shares to INVATEC. For purposes of determining the amount of INVATEC Indemnified Losses, no effect will be given to any resulting Tax benefit to any INVATEC Indemnified Party.


               (S) Sections 10.01 and 10.02 are hereby amended in their entirety to read as follows:

               Section 10.01. TREATMENT OF CONFIDENTIAL INFORMATION. (a) Each of the Company and the Stockholders, severally and not jointly with any other Person, acknowledges that it has or may have had in the past, currently has had access to Confidential Information of the Company, the Other Acquired Businesses and their Subsidiaries and INVATEC and its Subsidiaries. Each of the Company and the Stockholders, severally and not jointly with any other Person, agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of INVATEC, will not disclose such Confidential Information to any Person except (a) Representatives of INVATEC and (b) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 10.01. Each of INVATEC and INVATEC Sub acknowledges that in connection with its investigation of the Company and the Stockholders and the negotiation of this Agreement that it has had access to Confidential Information of the Company. INVATEC and INVATEC Sub agree that they will keep confidential all such Confidential Information of the Company furnished to either of them and will not disclose such Confidential Information to any Person, except that such Confidential Information may be disclosed (a) to Representatives of the Stockholders, (b) to Representatives of INVATEC OR INVATEC Sub, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 10.01, (c) with the specific prior written consent of the Company or the Stockholders, (d) following the Closing or (e) to the extent reasonably customary or necessary in connection with the "Road Show" to be conducted with respect to the IPO. "Confidential Information" shall not include such information as (i) becomes known to the public generally through no fault of any person subject to a confidentiality obligations with respect to such Confidential Information, (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Person required to disclose such information shall, if possible, give prior written notice thereof to the Person for whose benefit the Confidential Information is subject to protection and provide such person with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Person of the provisions of this Section 10.01 with respect to any Confidential Information, the Person or Persons entitled to protection of such Confidential Information shall be entitled to an injunction restraining such Person from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting a Person from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

               (b) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.01(a), and because of the immediate and irreparable damage that would be caused to any Person for which it would have no other adequate remedy, each of INVATEC, the Company and the Stockholders agrees that INVATEC, the Company or the Stockholders, as the case may be, may enforce the provisions of Section 10.01(a) by injunctions and restraining orders against any Person who breaches any of those provisions.

               (c) The obligations of the parties under this Section 10.01 shall survive the termination of this Agreement.

               Section 10.02. BROKERS AND AGENTS. The Stockholders jointly and severally represent and warrant to INVATEC that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in Article VII, to indemnify INVATEC against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company. INVATEC represents and warrants to the Stockholders that INVATEC has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agrees, without regard to the Threshold Amount limitations set forth in
        Article VII, to indemnify the Stockholders and the Company against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by INVATEC.

               (T) Section 10.12 is amended to read in its entirety as follows:

               Section 10.12 RELEASES. (a) Subject to the limitations set forth in the last sentence in this Section 10.12(a), each Stockholder hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent permitted by applicable law, all past, present and future INVATEC Indemnified Parties (including, after the Effective Time, each of the Company and the Company Subsidiaries which is a Subsidiary of INVATEC immediately after the Effective Time) (collectively, the "Released Parties") from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, "Pre-Acquisition Claims") against the Company or any of them that arises out of or is based on any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Effective Time (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "Pre-Acquisition Matters"), including: (a) claims by the Stockholder with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Stockholder is a party, including any stockholder agreement, shareholder agreement, buy-sell agreement or other agreement offering the shareholder rights or imposing restrictions as to the Company Common Stock; and (c) claims by the Stockholder with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the Stockholder's employment with the Company, the cessation of that employment, the Stockholder's status as an officer, director or stockholder of the Company or otherwise (but excluding any and all claims in respect of (i) accrued and unpaid amounts owing to the Stockholder pursuant to each Employment Agreement disclosed in Section
        2.27 to the Disclosure Statement to which the Stockholder is a party,
        (ii) accrued and unpaid cash compensation owing to the Stockholder in the normal and ordinary course of business and consistent with past practices, (iii) benefits accrued under each Company ERISA Benefit Plan or Other Compensation Plan, the existence of which has been disclosed in
        Section 2.27 to the Disclosure Statement, and (iv) amounts or other obligations owing to the Stockholder, directly or indirectly, pursuant to each Retained Related Party Agreement, if any, which is disclosed in
        Section 2.12 to the Disclosure Statement and to which the Stockholder, directly or indirectly, is a party). The Stockholder further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Related Party. Each Stockholder (a) acknowledges that he or she fully comprehends and understands all the terms of this Section 10.12(a) and their legal effects and (b) expressly represents and warrants that (i) he or she is competent to effect the release made in this Section 10.12(a) knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (ii) he or she had the opportunity to consult with an attorney of his or her choice regarding this Section 10.12(a). This

        Section 10.12(a) shall not affect the rights of the Stockholders under this Agreement or any other Transaction Document.

               (b) Subject to the limitations set forth in the last sentence in this Section 10.12(b) INVATEC hereby on behalf of itself, its Affiliates and, after the Effective Time, the Company unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Effective Time, to the fullest extent permitted by applicable law, each of the Stockholders from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever against the Stockholders that arise out of or are based on any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE AND EXCLUDING ANY FRAUD OR CRIMINAL ACTIVITIES), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Effective Time (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued and whether related to their capacity as officers, directors or stockholders of the Company) (collectively, "Pre-Acquisition Stockholder Matters"). The Company further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim against Stockholders concerning any Pre-Acquisition Stockholder Matter against any Related Party. This
        Section 10.12(b) shall not affect the rights of INVATEC or any INVATEC Indemnified Parties under this Agreement or any other Transaction Document.

               (U) Section 11.01(a)(ii) of the Uniform Provisions shall be amended in its entirety to read as follows:

               (ii) by the Stockholders or the Company, on the one hand, or by INVATEC, on the other hand, if the transactions contemplated by this Agreement to take place at the IPO Closing Date shall not have occurred by August 31, 1997 (the "IPO Closing Date Deadline"), unless the failure of such transactions to be consummated results from the willful failure of the party (or in the case of the Stockholders and the Company, any of them) seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date; provided however, that the IPO Closing Date Deadline may be unilaterally extended by INVATEC to October 31, 1997 upon payment by INVATEC to the Stockholders of the Extension Payment on or prior to August 31, 1997;

               (V) Section 11.02 of the Uniform Provisions shall be amended to read in its entirety as follows:

               Section 11.02. LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 11.01, there shall be no liability or obligation on the part of any party hereto except to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that, without regard to the Threshold Amount, (i) if INVATEC terminates this Agreement pursuant to Section 11.01(iii), then the Company and the Stockholders shall be jointly and severally obligated to pay INVATEC, within 10 days of such termination, an amount in cash (up to a maximum of $25,000) equal to one-half of the reasonable out-of-pocket costs and expenses incurred by or on behalf of INVATEC or INVATEC Sub in connection with their due diligence with respect to the aborted Acquisition, (ii) if the Stockholders or the Company terminate this Agreement pursuant to Section 11.01(iii), then INVATEC and INVATEC Sub shall be jointly and severally obligated to pay the Company, within 10 days of such termination, an amount in cash (up to a maximum of $25,000) equal to one-half of the reasonable out-of-pocket costs and expenses incurred by or on behalf of the Company or the Stockholders in connection with the negotiation of the transaction and their due diligence with respect to the aborted Acquisition and (iii) in the event that INVATEC pays the Stockholders the Extension Payment, and the Closing does not occur on or prior to October 31, 1997 the Stockholders shall, in addition to any other amounts payable in accordance with this sentence, be entitled to retain such Extension Payment as liquidated damages for failure of INVATEC and INVATEC Sub to effect the Closing on or prior to such date.

               Paragraph 5. INCORPORATION OF SPECIAL PROVISIONS. Addendum U -- "Special Provisions Relating to the Unregistered INVATEC Common Stock Included in the Acquisition Consideration" attached hereto as an Addendum (the "Special Provisions") hereby is incorporated in this Agreement by this reference and constitutes a part of this Agreement with the same force and effect as if set forth at length herein.

               Paragraph 6. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. THE PARTIES SPECIFICALLY CONTEMPLATE THAT THIS AGREEMENT SHALL BECOME BINDING UPON THE EXECUTION OF ONE OR MORE COUNTERPARTS OF THIS AGREEMENT BY EACH PARTY AND THE DELIVERY BY OF SUCH COUNTERPART OR COUNTERPARTS BY FACSIMILE COPY TO THE OTHER PARTIES HERETO.


               Paragraph 7. NOTICES. For purposes of Section 10.06, notices shall be addressed to the Stockholders and the Company, as follows:

               if to the Company or a Stockholder, addressed to:

                      Mr. Lee Roy Jordan
                      2425 Burbank Street
                      Dallas, Texas 75235
                      Fax No.: (214) 351-6076

                             or

                      Mr. Carl C. Jordan Irrevocable Trust
                      2425 Burbank Street
                      Dallas, Texas 75235
                      Fax No.: (214) 351-6076

               with copies (which shall not constitute notice for purposes of this Agreement) to:

                      Jenkens & Gilchrist
                      Fountain Place
                      1445 Ross Avenue
                      Suite 3200
                      Dallas, Texas 75202-2799
                      Fax No.:(214) 855-4300
                      Attn: Thomas L. Bloodworth

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            INNOVATIVE VALVE TECHNOLOGIES, INC.


                                            By: ___________________________
                                            Name:
                                            Title:

                                            SVSI ACQUISITION INC.


                                            By: ___________________________
                                            Name:
                                            Title:

                                            SOUTHERN VALVE SERVICE, INC.


                                            By: ___________________________
                                                 Lee Roy Jordan
                                                 President


                                             Stockholders:


                                                ___________________________
                                                     Lee Roy Jordan


                                            CARL C. JORDAN
                                            IRREVOCABLE TRUST


                                            By:__________________________
                                               Lee Roy Jordan, Co-Trustee


                                            By:__________________________
                                               Clint Jordan, Co-Trustee

                                  SCHEDULE 2(C)

                                     to the

                      Agreement and Plan of Reorganization
                                    to which
                       Innovative Valve Technologies, Inc.
                                       and
                          Southern Valve Service, Inc.
                                   are parties


               A. Words and terms used in this Schedule which are defined in the captioned Agreement are used herein as therein defined.

               B. The sole director of the Surviving Corporation immediately after the Effective Time will be William E. Haynes.

               C. The officers of the Surviving Corporation immediately after the Effective Time are as follows:

Chief Executive Officer.............................  William E. Haynes
President...........................................  Lee Roy Jordan
Senior Vice President, Treasurer and Secretary......  Charles F. Schugart
Vice President......................................  John L. King
Vice President and Controller.......................  Douglas R. Harrington, Jr.



                                 End of Schedule

                                  SCHEDULE 2(D)

                                     to the

                      Agreement and Plan of Reorganization
                                    to which
                       Innovative Valve Technologies, Inc.
                                       and
                          Southern Valve Service, Inc.
                                   are parties


               A. Words and terms used in this Schedule which are defined in the captioned Agreement are used herein as therein defined.

               B. Subject to reduction by the application of the provisions of Paragraph 2 of this Agreement, the aggregate Acquisition Consideration will be comprised of (1) $2,197,000 in cash, (2) such number of whole shares of INVATEC Common Stock on the IPO Closing Date as, when multiplied by the IPO Price, will most nearly approximate, but not exceed, $1,500,000 and (3) cash in the amount equal to the excess of $1,500,000 over the product of that number of shares of INVATEC Common Stock multiplied by the IPO Price. In addition, INVATEC shall at the IPO Closing Date pay Lee Roy Jordan and the Jordan Trust, $2,280 and $720, respectively and in cash, in consideration of their respective obligations set forth under Article VIII of the Uniform Provisions.

               C. (1) The aggregate Contingent Payment will be comprised of (1) such number of whole shares of INVATEC Common Stock as, when multiplied by the Calculated Value on the Contingent Payment Date (the "Determination Date"), will most nearly approximate, but not exceed, any sixty percent (60%) of the EBIT Excess and (2) cash in an amount equal to (x) forty percent of such EBIT Excess and (y) the excess of such EBIT Excess over the product of that number of shares of INVATEC Common Stock multiplied by that Calculated Value (or, if agreed by the parties, some other combination of INVATEC Common Stock (valued as described in this sentence) and cash equal to the amount of such EBIT Excess); provided, however, that unless the parties agree otherwise, if the shares of INVATEC Common Stock are not Publicly Traded as of the Determination Date, then the Contingent Payment shall be made solely in cash. As used in this Agreement, "Calculated Value" means the average of the closing prices, regular way, of a share of INVATEC Common Stock on all domestic securities exchanges on which the INVATEC Common Stock is then listed, or, if there have been no sales on any such exchange on such day, the average of the closing bid and asked prices on all such exchanges on such day, or, if the INVATEC Common Stock is not so listed, the closing price quoted on the Nasdaq National Market on such day, in each such case averaged over the twenty consecutive trading days immediately preceding the second trading day preceding the Determination Date. The Calculated Value of a share of that stock may be higher or lower than the fair market value of that share on the Contingent Payment Date. To the extent that any interest is imputed by the Internal Revenue Service on the Contingent Payment or any portion thereof, such interest will be paid or deemed to be paid out of the cash portion of the Contingent payment and, to the extent such imputed interest exceeds such cash portion, the parties will designate specific shares of the INVATEC Common Stock that constitute part of the Contingent Payment as representing interest.

               (2) A calculation of the Contingent Payment (the "Initial Contingent Payment Calculation") shall be prepared by INVATEC and delivered to the Stockholders within 45 days of the first anniversary of the Effective Date. The Stockholders or their Representatives shall review the Initial Contingent Payment Calculation and report to Company in writing within fifteen days of receipt thereof of any dispute with this calculation. If INVATEC and the Stockholders cannot resolve the dispute, if any, INVATEC shall immediately pay the Stockholders any of the Contingent Payment which is not in dispute (the "Undisputed Contingent Payment") and INVATEC and the Stockholders within fifteen
(15) days thereafter, shall mutually select and retain an independent public accounting firm which has no prior conflicts to review the Initial Contingent Payment Calculation and determine the amount of the Contingent Payment which is in dispute. Such firm's conclusion as to the amount of the Contingent Payment shall be conclusive. INVATEC and the Stockholders shall share equally in the expenses of retaining such accounting firm unless the final Contingent Payment exceeds the Initial Continent Payment Calculation by more than 15%, in which case the expenses of retaining such accounting firm shall be borne by INVATEC.

               D. Each Stockholder will be entitled to receive his Pro Rata Share of the Acquisition Consideration pursuant to this Schedule 2(D).

               E. Each Stockholder will be entitled to receive his Pro Rata Share of the Contingent Payment pursuant to Section 6.07 of Annex 1.

                                 End of Schedule